1st Point Communications, LLC
Endstream Communications, LLC
Open Data Centers, LLC
Combined Balance Sheets

October 31, 2018
(UNAUDITED)
Assets
Current Assets
Cash and cash equivalents	$92,907
Accounts receivable	379,978
Total current assets	472,885

Other Assets
Prepaid expenses	20,389
Security deposits	258,447
Total other assets	278,836
Total Subsidiary Assets	16,250
Current Fixed Assets
Customer contract assets	963,822
Computer/Telecom equipment	130,987
Total other assets	1,094,808
Total assets	$1,862,779

Liabilities and Members' Equity
Current Liabilities
Accounts payable and accrued expenses	1,088,263
Loans payable	628,115
Rent concessions	136,294
Deferred Revenue	201,090
Total current liabilities	2,053,762

Equity
Retained earnings	(734,643)
Equity	900,978
Net income	(357,318)
Total Equity	(190,983)

Total liabilities and members' equity	$1,862,779

See accompanying notes to combined financial statements.

1st Point Communications, LLC
Endstream Communications, LLC
Open Data Centers, LLC
Combined Statements of Operations and Members' Equity

October 31, 2018
(UNAUDITED)

Revenues	$2,320,488

Cost of sales	2,083,728
Selling, general and administrative expenses	486,754
Depreciation expense	34,551
Total operating expenses	2,605,033

Operating income (loss)	(284,546)

Interest expense	19,313
Discontinued Operations (expense)	55,294
Taxes	1,181
Other expenses	4,331
Total other income (expense)	80,119

Net income (loss)	(364,664)

Members' equity, beginning of period	468,165

Members' equity, end of period	$103,501

See accompanying notes to combined financial statements.

1st Point Communications, LLC
Endstream Communications, LLC
Open Data Centers, LLC
Combined Statements of Cash Flows

October 31, 2018
(UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)	$(364,664)
Adjustments to reconcile net income (loss) to net
Changes in operating assets and liabilities:
Accounts receivable	(127,873)
Prepaid expenses	(7,794)
Accounts payable	400,837
Deferred revenue	1,137
Adjustments to accounts payable for intercompany	(246,705)
Other adjustments to cash	7,346
Additional security deposits	(16,895)
Rent concessions	(12,055)
Net cash provided by (used in) operating activities	(366,666)

INVESTING ACTIVITIES
Fixed assets	(28,377)
Accumulated depreciation	34,551
Net cash provided by (used in) investing activities	6,174

FINANCING ACTIVITIES
Distributions	(31,400)
Subsidiary Stock: Shelcomm Inc.	(16,250)
Customer contract assets from acquisitions	(419,706)
Loans	481,830
Equity investments	354,111
Net cash provided by (used in) financing activities	368,584

Net increase (decrease) in cash	8,092

Cash, beginning of period	84,815

Cash, end of period	$92,907

See accompanying notes to combined financial statements.